Exhibit 99.1

Universal Electronics’ Asia Subsidiary Signs Capital Stock Sales Agreement

UEI’s sale of Guangdong Province facility signals shift in manufacturing operations to Yangzhou and Qinzhou Regions

SANTA ANA, CA - September 30, 2016 - Universal Electronics Inc. (UEI), (NASDAQ: UEIC), the worldwide leader in sensing and control technologies for the smart home, today announced that its wholly-owned subsidiary, C.G. Development Limited (“C.G. Development”), has entered into an agreement to sell its entire ownership interest in Gemstar Technology (China) Co. Ltd. (“Gemstar China”) to Guangzhou Junhao Investment Co., Ltd. (“GJI”).

Gemstar China, located in Panyu (Guangdong Province), owns and operates one of the four UEI manufacturing facilities located in China. UEI made the decision to transfer manufacturing operations from its main Guangdong Province location into its newer facilities located in the Yangzhou and Qinzhou regions to take advantage of the available labor pool and more stable labor costs.

“This transaction is part of a worldwide manufacturing strategy that includes investing in new facilities and equipment to grow our market leadership position in advanced remote control and sensor technologies,” said Paul Arling, Chairman and Chief Executive Officer of Universal Electronics. “Our China operations, in Yangzhou and Qinzhou, represent an important manufacturing and operations hub and form the foundation for our globally diverse manufacturing operations that include Monterrey, Mexico and Manaus, Brazil.”

Securing a buyer for Gemstar China represents an important milestone in the overall strategy, as UEI continues to scale and invest in its global operations to ensure reliable and high quality development and manufacture of customer products throughout the world.

In exchange for the sale of 100% of the capital of stock of Gemstar China, GJI will pay C.G. Development RMB 320 Million (approximately USD 48 Million) in cash at closing. The purchase price will be paid into an escrow account, as specified in the agreement. The closing of the sale will be subject to customary due diligence and regulatory approval by the local commerce authority.

The transaction is expected to be completed within approximately 28 months from the execution of the agreement. During this period, UEI will transfer its remaining Gemstar China production at Panyu to other UEI-owned manufacturing facilities in China. UEI’s China-based engineering development and centralized support organizations, presently located at Gemstar China in Panyu, will transfer to two new technology centers located in Suzhou and Guangzhou.

About Universal Electronics
Universal Electronics Inc. (NASDAQ:UEIC) is the worldwide leader in universal control and sensing technologies for the smart home. For more information, please visit www.uei.com/about.

About Guangzhou Junhao Investment
Guangzhou Junhao Investment is a wholly-owned subsidiary of Times Property Holdings Limited, which is listed among China’s top 50 real estate developers and is publicly traded on the Hong Kong Stock Exchange.

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All trademarks appearing herein are the property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including completing the diligence review to buyer’s satisfaction and obtaining the necessary regulatory approvals; the timely and efficient transfer of operations, equipment and personnel as contemplated by management; the retention of engineering and factory personnel as expected by management; achieving the labor cost savings, operational scale and other synergies as expected by management; and the ability of the company to attract quality labor in the remaining locations as anticipated by management; and other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Media Contacts for UEI:

Chris Huppertz
Bob Gold & Associates
Chris@bobgoldpr.com
310-320-2010

Benny Canady
Universal Electronics Inc.
bcanady@uei.com
714-918-9500